Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the entire S-1 filing statement for Mcgregor Power Systems, Inc.

We have also analyzed the analytical sections and their conclusions as derived from the Audited Financial Statements. We are in agreement as to their correctness as presented in this document. We hereby consent to the use in their Registration Statement (Form S1) of our Audit Report dated March 2, 2015 with respect to the financial statements of McGregor Power Systems, Inc. as of December 31, 2014 and for the period June 11, 2014 (inception) through December 31, 2014. We also consent to the reference to us as “Experts” in the above referenced Registration Statement.

/s/ John Scrudato CPA

Califon New Jersey

June 30, 2015